EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 5, 2020

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $285,000 or $0.04 diluted earnings per share for the three months ended September 30, 2020, compared to net earnings of $234,000 or $0.03 diluted earnings per share for the three months ended September 30, 2019, an increase of $51,000 or 21.8%.

The increase in net earnings for the quarter ended September 30, 2020, was primarily attributable to higher non-interest income, lower non-interest expense, and higher net interest income, which were partially offset by higher provision for loan loss and income tax. Non-interest income increased $54,000 or 73.0% to $128,000 due primarily to net gains on sales of loans. The Company has seen significant loan refinance activity since the emergency interest rate cut implemented by the FOMC in March of this year. The Company’s long-term fixed rate loans, which some borrowers are preferring at this time, are usually sold to the FHLB of Cincinnati after they are originated, which produces the gain. Non-interest expense decreased $19,000 or 0.9% and totaled $2.1 million for the three months ended September 30, 2020, while net interest income increased $9,000 or 0.4% to $2.4 million for the just-ended quarterly period, as interest income and expense both decreased period to period. Provision for loan losses increased by $25,000 or 42.4% and totaled $84,000 for the recently-ended quarterly period. The provision recorded for the quarter just ended was in response to increased average balance of loans in the portfolio, a slight change in the composition of loans and a normal level of charge-off activity, which continues to stay at low levels seen in recent years. Despite the uncertainty caused by the continuing Covid-19 pandemic, the loan portfolio continues to perform well. The majority of loans that were granted deferrals have resumed normal payments and credit quality metrics have continued to improve from prior periods.

At September 30, 2020, assets totaled $327.7 million, an increase of $6.5 million or 2.0%, from $321.1 million at June 30, 2020. This increase was attributed primarily to an increase in loans, net, which increased $4.6 million or 1.6% to $290.5 million at September 30, 2020, and an increase in cash and cash equivalents, which increased $3.4 million or 24.9% to $17.1 million at September 30, 2020. Total liabilities increased $6.6 million or 2.5% to $275.9 million at September 30, 2020, as advances increased $3.7 million or 6.7% to $58.4 million and deposits increased $2.8 million or 1.3% to $215.1 million at September 30, 2020.

At September 30, 2020, the Company reported its book value per share as $6.29. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, and the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2020. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2020, the Company had approximately 8,244,215 shares outstanding of which approximately 57.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	June 30,
	2020	2020
	(Unaudited)
Assets
Cash and Cash Equivalents	$17,116	$13,702
Time deposits in other financial institutions	1,241	2,229
Investment Securities	600	1,139
Loans available-for sale	1,035	667
Loans, net	290,509	285,887
Real estate acquired through foreclosure	679	640
Goodwill	947	947
Other Assets	15,557	15,925
Total Assets	$327,684	$321,136
Liabilities
Deposits	$215,102	$212,273
FHLB Advances	58,392	54,715
Other Liabilities	2,361	2,237
Total Liabilities	275,855	269,225
Shareholders' Equity	51,829	51,911
Total Liabilities and Equity	$327,684	$321,136
Book Value Per Share	$6.29	$6.29

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2020	2019
	(Unaudited)
Interest Income	$3,029	$3,328
Interest Expense	639	947
Net Interest Income	2,390	2,381
Provision for Losses on Loans	84	59
Non-interest Income	128	74
Non-interest Expense	2,083	2,102
Income Before Income Taxes	351	294
Income Taxes	66	60
Net Income	$285	$234
Earnings per share:
Basic and diluted	$0.04	$0.03
Weighted average outstanding shares:
Basic and diluted	8,222,813	8,277,502